Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

     The undersigned hereby consents to the references made to him, as a person who may be selected to serve as a director of Hyperion Solutions Corporation following the consummation of the merger, as defined in the Registration Statement on Form S-4 and the proxy statement/prospectus contained therein.

/s/ Edward Saliba